                                                             Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statements of First Western Bancorp, Inc. on Form S-8 (No. 33-46923)for the First Western Bancorp, Inc. 401(k) Profit-Sharing and Stock Bonus Plan, on Forms S-8 (Nos. 33-00528 and 33-50372) for the First Western Bancorp, Inc. Incentive Stock Option Plan for Key Employees and on Form S-3 (No. 33-40596), as amended, for the First Western Bancorp, Inc. Dividend Reinvestment and Additional Stock Purchase Plan of our report dated January 23, 1998 (February 23, 1998 as to
Note 23), appearing in and incorporated by reference in this Annual Report on Form 10-K of First Western Bancorp, Inc. for the year ended December 31, 1997.


/s/ DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 25, 1998